Exhibit 23.1

Consent of Independent Accountants

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-65479, No. 333-42899, No. 333-14577, No. 33-32367, No. 33-40559, No. 333-41950, No. 333-00276 and No. 333-102227); and the Registration Statement on Form S-3 (No. 333-41275) of Precision Castparts Corp. of our report dated February 12, 2003 with respect to the consolidated financial statements of SPS Technologies Inc. included as of December 31, 2002 and 2001 and for the three years ended December 31, 2002 in this Current Report on Form 8-K.

/s/PricewaterhouseCoopers LLP

Philadelphia Pennsylvania

December 23, 2003